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                                                                   EXHIBIT 10.50

                                    AGREEMENT


         THIS AGREEMENT made and entered into as of the 2nd day of April, 2001 by and between Selikoff Center of Ra'Anana, Israel (hereinafter "Center") and Advanced Viral Research Corporation (hereinafter "Company") a company organized and existing under the laws of the State of Delaware and having a regular place of business at 200 Corporate Boulevard, South Yonkers, NY 10701, USA ("the Company").

         WHEREAS:

         A. The Company has developed new formulations for the pharmaceutical composition Product R, sometimes known under the registered trademark Reticulose(R), and new uses thereof;

         B. The Center is well staffed with scientists and well connected with persons qualified to conduct clinical studies throughout Israel, and is familiar with the governmental requirements for organizing and conducting clinical studies in the State of Israel;

         C. The Company is interested in having the Center design, organize, conduct and evaluate studies including clinical trials (study/trial) to evaluate the effects of Product R and products related to Product R on cancer and on other diseases; and

         D. The Center declares that it has an interest in designing, organizing, conducting and evaluating such studies and clinical trials on behalf of the Company.



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         NOW THEREFORE, in consideration of the mutual promises, covenants and undertakings herein, the parties hereby agree as follows:

I.       PERFORMING THE STUDY AND THE TRIALS

         1.1. In consideration of the sums paid and to be paid to the Center by the Company pursuant to Article II below and subject to the Company's provision to the Center of GMP grade Product R for systemic use and data and information relating to Product R as required for any study and trial, the Center hereby undertakes to perform said studies and trials in accordance with the plans of the Center as approved by the Company and consultant GloboMax and under supervision of the Center's scientists.

         1.2 The initial study shall be related to the effects on Product R on cancer, primarily on the mitigating effects of Product R on the adverse effects of chemotherapy, and shall be prepared and performed by the Center and collaborating investigators for a period of twelve (12) months commencing on May 1, 2001, said 12 months to be divided by the Center into a five (5) month period to initiate, design and organize the study and/or trial including completing all of the necessary work for establishing a network of scientists to perform said study/trial and a protocol for studying the effects of Product R on cancer and to have submitted said protocol for review and approval by the Company, by the Company's U.S.F.D.A. consultants GloboMax and to both the Israel Ministry of Health and to the Institutional Review Boards (IRB's) (Helsinki Committee). The ensuing seven (7) month period will be devoted to performing the study/trial and evaluating the results thereof, said period to commence on November 1, 2001 or after approval is obtained by the Company and GloboMax, whichever is later. Failure of the Center to obtain the necessary approvals from the Israel Ministry of Health or the necessary (if any) I.R.B.'s shall be grounds for cancellation of this contract by the Company.

         1.3 The Company agrees that GloboMax, a consultant of the Company in the field of U.S.F.D.A. regulation, will make best efforts to advise the Center on an ongoing basis on their work on the study/trial so that the Center's work product will be acceptable to the U.S.F.D.A.




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The Company further agrees that the Center will have reasonable access to
GloboMax for the purpose of seeking GloboMax's advice on the Center's present and future course of action in order to assist the Center in performing the study/trial in a manner that will be approved by the U.S.F.D.A. Nothing herein is intended to be a warranty that if the Center, follows GloboMax's advice, it will produce a work product acceptable to the U.S.F.D.A. GloboMax LLC and the Company must both approve the protocol before the seven (7) month phase including a clinical trial is initiated, which approval will not be unreasonably withheld; provided, however, that if GloboMax determines that the protocol, the clinical study facilities, medical personnel, patient study population, informed consent forms, monitoring of patient compliance, patient data forms and method of study patient accrual or any of them do not meet U.S. FDA requirements for proper patient therapeutic trials, that, by itself, will be deemed a reasonable ground for refusing to approve commencement of the second (seven-month) phase of said study/trial and to cancel the Agreement.

         1.4 The Company and GloboMax will have the right to dispatch personnel to Israel to meet with members of the Center and with, in coordination with the clinical center, meet with personnel at clinical centers participating in any clinical study pursuant to this Agreement to determine that any planned or ongoing trial previously approved by GloboMax is adhering to the approved study parameters specified by the Center and approved by GloboMax, as set forth in paragraph 1.3 above, and to obtain additional information (if any) and explanations, in order to discuss the study/trial, its results, procedures, etc. in detail with the scientists and members of their team involved in the study/trial, provided that such visits shall take place during normal business hours and shall not unreasonably interfere with the conduct of the study/trial and any other work being carried out by the scientists.






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         1.5 Should, during the Contract period, any of the scientists (as hereinafter identified in Article III) cease to be available for the design, supervision, conduct and evaluation of said study/trial, such cessation shall not by itself constitute a breach of this Agreement by the Center. The Center, however, shall be obligated to immediately notify the Company in writing of the loss of availability of any such scientist or scientists and shall undertake to find a replacement scientist(s) of equal qualifications, but no substitution of said scientists shall be permitted unless and until the name and the resume of said substitute scientist is submitted to the Company for approval, which approval shall not be unreasonably withheld. It is understood that during the evaluation of a substitute scientist, the Company shall have the right to interview such substitute entirely at the Company's expense and should the substitute scientist refuse to submit to such an interview that, by itself, shall constitute a reasonable basis for withholding the Company's approval of such substitute scientist. Should no replacement scientist acceptable to the Company be found within sixty (60) days of an original scientist(s) ceasing to work on the study/trial, the Company shall be entitled, by written Notice to the Center, to cancel the Agreement which cancellation shall become effective upon delivery of the Notice of Cancellation to the Center. Upon such cancellation, the Center shall arrange to gather the data (as such term is hereinafter defined) in any and all media relating to the work done in the design, organization, conduct and evaluation of said study/trial and deliver all such data to the Company.

         1.6 It is hereby agreed by the parties that nothing contained in this Agreement shall be construed as a warrantee or obligation on the part of the Center that the data, the information or any other results deriving from the performance of the study are or will be of any commercial or practical value, and the Center makes no warranties whatsoever in respect of such results.



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         1.7 The Center covenants and agrees that it will not make any other use of Product R during the term of this Agreement and for 5 years after the termination thereof for any reason other than the study/trial, and the Center further covenants and agrees not to manufacture or cause to be manufactured Product R for any purpose, unless Product R is licensed to the Center by the Company.

         1.8 The Company and the Center agree that the Center will function as the sole importer of Product R in Israel for purposes of said study/trial and sole distributor to investigators and medical centers during the period of the study/trial and solely for the purposes of said study/trial. The Center intends to obtain a permit to legally import Product R into Israel for use in said study/trial and failure to successfully do so will be a basis for cancellation. Costs for shipping and fees associated with the importation of Product R to Israel and its use in the proposed study/trial, such as registration and (temporary) licensing fees, will be paid by the Company. These costs are in addition to the total amount to be paid to the Center according to this Agreement.

II.      FUNDING THE STUDY

         2.1 In addition to supplying the center with Product R and data and information relating to Product R, the Company agrees and undertakes to pay the Center 242,000.00 U.S. Dollars (two-hundred and forty-two thousand Dollars) as follows:

                  (a) Twenty-five thousand (U.S. $ 25,000) U.S. dollars have been delivered together with the Letter of Intent dated March 19, 2001, receipt of which is hereby acknowledged;




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                  (b) On or before the fifth (5th) day of each month during said initial five (5) month period, the Company will pay the Center sixteen thousand (U.S. $16,000) U.S. dollars, for a total of eighty thousand (U.S. $80,000) dollars;

                  (c) If the Agreement is not cancelled prior to commencement of the seven month period, then at the commencement of said seven month period, the Company will pay the Center ten thousand (U.S. $10,000) dollars;


                  (d) On or before the fifth (5th) day of each of the first six months of said seven month period, the Company will pay the Center sixteen thousand (U.S. $16,000), for a total of ninety thousand (U.S. $90,000);

                  (e) Promptly after completion of the seven month period and submission by the Center to the Company of a final report prepared as required in paragraph 5.1 below, a final payment of thirty-seven thousand (U.S. $37,000) dollars will be made to the Centers;

                  (f) In the event that the trial is delayed with the approval of the Company for any reason whatsoever (including but not limited to the loss of a scientist) for more than fifteen (15) days, then payment will be suspended during such delay but will be resumed on the above basis upon resumption of the study/trial.

         All payments pursuant to this Agreement shall be made by direct wire transfer to the Center's bank account, the details of which the Center shall notify the Company.

                  (g) A proposed budget of expenses for clinical trial or single patient compassionate use that may be requested by collaborating investigators and medical centers in Israel will be submitted by such parties to the Center during said five month period. Such budget proposals must be reasonable as to time, expense, patient load and treatment and will be forwarded by the Center to the Company for its approval and that of GloboMax, which approval





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will not be unreasonably withheld. The parties agree that failure of such medical center to have adequate liability coverage to protect itself from any and all liability in tort or conduct or otherwise arising out of said stud/trial shall be a reasonable basis for the Company to withhold approval of such medical center.

III.     SCIENTISTS
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         3.1 The following scientists shall work on said study/trial unless substituted as set forth in paragraph 1.5 above:

         Dr. Alf Fischbein will devote one-third (33%) of his time to the ADVR project, during which time Dr. Fischbein will work on the design of the project, the development and assessment of clinical laboratory parameters and will work with his co-workers Dr. Iscovich and Professor Freedman regarding the design of the project and the procedures relating to data analysis and generation of reports. Dr. Fischbein will also supervise communications and scientific exchanges among all principals participating in the design and conduct of the planned study.

         Dr. Jose Iscovich will devote approximately 45% of his time during the first five months of the project and about a third of his time during the six to twelve months. In the first five months. Dr. Iscovich will participate in the design of the project and act a liaison among participating institutions and scientists. During six through twelve months Dr. Iscovich will devote himself mainly to quality control and quality assurance.

         An as yet unnamed coordinator with either a Ph.D. or a MSc in pharmacology, biology, or management science who will devote half (50%) of his/her time during eight months of the project. The coordinator will coordinate all steps of the project both with NSC and externally at various medical centers and at ADVR itself.




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         An as yet unnamed Assistant Statistician with a Master of Science degree in statistics is expected to devote 30% of his/her time during eight months of the project. The Assistant Statistician will coordinate with Dr. Iscovich and Professor Freedman (see below) and Dr. Fischbein to manage and provide data on a current basis to those who have a need to know including the Company.

         Professor Laurence Freedman, statistical consultant, will act as a consultant in the design of the clinical trials, sample size calculations, quality control and data analysis.

IV.      COMPANY INFORMATION AND CONFIDENTIALITY

         4.1 All information imparted to the Center by the Company as set forth in Paragraph 1.1. and any and all other confidential information, trade secrets and know-how imparted to the Center by the Company, whether in connection with the study/trial or otherwise, shall be the sole and exclusive property of the Company, and shall not be used by the scientists for any purpose other than the performance of said study/trial not divulge to anyone outside of the Center without the prior written approval of the Company; provided, however, that any information divulged to the Center or its scientists shall not be included in this paragraph, if such information:

                  (i) is at the time of disclosure in the public domain;

                  (ii) becomes part of the public domain thereafter other than through a violation by the Center or its scientists of the obligation set forth in this article;

                  (iii) the scientists can prove, by written evidence submitted within 30 (thirty) days of the scientists receiving such information that that information had previously been known to him/her prior to such disclosure; or



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                  (iv) was received from a third party not in violation of any confidentiality obligation with the Company.

         4.2 The Center is permitted to disclose any such confidential information to the scientists named in Article III above or their approved substitutes, but only after such scientists execute an undertaking of confidentiality in the form annexed hereto and such scientists shall be permitted to divulge any such confidential information to its employees or others who are engaged in the performance of the study provided such employees or others execute an undertaking in the form attached hereto. The Center will promptly forward such executed undertaking to the Company.

         4.3 Neither the Center nor anyone connected with the Center shall publish any of the data or information developed or resulting from said study/trial without first submitting said publication to the Company. If the Company concludes that any such publication will adversely affect its proprietary position in any way whatsoever, the Company has the right to object which period of objection cannot exceed 1 (one) year. Upon the expiration of 1 year from the time of the Company objects to the proposed publication, the author and/or the scientist and/or the Center shall be free to publish it.

         4.4 Nothing in this Article IV shall be deemed to prevent the Center from disclosing the Company's confidential information to a legally competent authority legally requiring such disclosure, or for the purpose of this Agreement. In such a case, the Center shall inform such authority of the confidential nature of the information and prior to making such disclosure shall notify the Company of such a requirement.

         4.5 This article IV shall survive the cancellation or termination of this Agreement.



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V.       REPORTING

         5.1 The Center shall procure the submission by the scientists of a quarterly report containing a summary of the work performed by them and the Center during said quarter, including a copy of any protocol developed, any approval of GloboMax received, any governmental or other organizational approvals obtained, any and all data developed and any and all conclusions reached from said data. Said three-quarterly reports shall be submitted within thirty (30) days of the close of the contract quarter (or, if extended as provided in paragraph 2.1(f) above, then thirty (30) days after the extended date of the close of the quarter). The final report shall be submitted to the Company within sixty (60) days of the end of the seven month period. All quarterly reports and the final report will present a detailed description of the work done during the period covered, the data collected, any conclusions and recommendations based on said data and any recommendations for future actions by the Center and/or the Company. All reports shall include the time sheets of all of said scientists or their substitutes set out in Article III above for the period covered by the report.

VI       COMPANY'S OBLIGATION OF CONFIDENTIALITY

         6.1 Should the company or any of its employees or representatives of GloboMax receive from the Center or any of its scientists confidential information developed by the Center prior to work performed by the Center pursuant to this Agreement, then the Company agrees to hold such information confidential and to not use it itself nor divulge it to others unless:

                  i. the information is at the time of the disclosure in the public domain;

                  ii. the information becomes part of the public domain thereafter through other than a violation by the Company of its obligation of confidentiality;




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                  iii. the Company can prove by documentary evidence submitted to the Center within thirty (30) days of receipt of such confidential information that it was previously known to the Company and/or its employees; or

                  iv. after such confidential information is imparted by the Center to the Company, the same information is received by the Company from a third party who is not in violation of any confidentiality obligation to the Center.

         6.2 Notwithstanding paragraph 6.1, the Company may disclose to its employees and those of GloboMax such confidential information received from the Center necessary for the fulfillment of the undertakings of this Agreement provided that the Company shall bind such employees in writing with the same undertaking of confidentiality as annexed hereto. The Company will promptly forward such executed undertakings to the Center.

         6.3 Nothing in this Article VI shall be deemed to prevent the Company from disclosing the Center's confidential information to a legally competent authority legally requiring such disclosure, or for the purpose of this Agreement. In such a case, the Company shall inform such authority of the confidential nature of the information and prior to making such disclosure shall notify the Center of such a requirement.

         6.4 This Article VI shall survive the termination of this agreement.

VII.     OWNERSHIP

         7.1 All right, title and interest in and to the data developed by the Center through said study/trial or derived therefrom and all conclusions derived therefrom shall be the sole and exclusive property of the Company.




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         7.2 Any and all discoveries, ideas and inventions conceived in whole or in part by the Center or its scientists or staff arising out of said study/trial shall be the sole and exclusive property of the Company.

         7.3 This Article VII shall survive the cancellation or termination of this Agreement.

VIII.    INDEMNITY

         8.1 The Center will obtain prior to May 1, 2001 liability insurance in its name in the amount of one million (US $1,000,000) U.S. dollars against any claims, whether in tort or in contract or otherwise, arising from the work of the Center in connection with said study/trial and for no other work or project being performed now or at any time at or by the Center, and to obtain an insurance policy in the name of the Company in like amount to hold the Company harmless against and all claims arising in contract or in tort or otherwise from said study/trial. The Center may obtain said policies as two separate policies or as one policy with the Center and the Company as named co-insureds, provided said one policy provides the same coverage to both the Center and the Company as two separate policies.

         8.2 The Company agrees to bear the full cost of all insurance required by this Article VIII provided, however, if the total premiums for such policy or policies covering the Company and the Center exceed one hundred thousand (U.S. $100,000) dollars, the Company will have the right to cancel this Agreement and such cancellation will not give rise to any claims, cross-claims or counterclaims by either party against the other.

IX.      GOVERNING LAW

         9.1 The parties agree that the manner in which the study/trial is performed shall in all respects be governed by Israeli law; and the parties further agree that any disputes between the




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parties relating to their rights and obligations to each under this Agreement will be resolved in accordance with the law of the State of New York, U.S.A.

X.       DISPUTES BETWEEN THE PARTIES

         10.1 In the event that a dispute arises between the parties that requires judicial intervention for resolution, if the Center institutes an action against the Company, that action must be commenced only in a U.S. District Court or a New York State Court located in the City of New York or in Westchester County, N.Y.; and if an action is instituted by the Company against the Center, that action must be commenced only in Israel. Nothing herein, however, shall prevent the defendant in any action between the parties from filing a counterclaim after being sued in its own home jurisdiction by the plaintiff.

XI.      PAYMENTS

         11.1 All amounts paid pursuant to this Agreement do not include the VAT prescribed by Israeli law. The Company will pay VAT if required by Israel law.

XII.     MISCELLANEOUS

         12.1 Neither party may assign in whole or in part any of its rights or obligations under this Agreement without the prior written consent of the other.

         12.2 This Agreement, including any Exhibits, is the entire Agreement between the parties as to the subject matter contained herein and supersedes all other agreements and memoranda of understanding, both oral and written, heretofore made between the parties. Any amendment hereto must be made in writing and signed by an authorized representative of each of the parties. Should any portion of this Agreement be held invalid or unlawful, the remainder of this Agreement shall continue to remain in full force and effect as to both parties.



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         12.3 The Center and its scientists and employees are independent contractors and are not the agents, employees, legal representatives of the Company, and are not authorized to do business in the Company's name or to obligate the Company in any way.

         12.4 Section titles and captions herein are for reference only and shall not be considered in construing this Agreement.

         12.5 The waiver by either party of any material breach or alleged material breach of any provision hereunder shall not be construed to be a continuing waiver of any concurrent, prior or succeeding breach of said provision or any other provision herein.

XIII.    NOTICES

         13.1 Any notices to be given hereunder shall be served on a party by prepaid First Class Mail or by Federal Express or DHL courier to the address set forth in the beginning of this Agreement or to any other address as a party may subsequently notify the other in writing, and any such notice so served shall be deemed to have been served seven (7) days after the time at which it was sent. Either party shall have the right, if it chooses, to give notice by facsimile in which case it shall be deemed that the notice was served twenty-four (24) hours after its actual transmission. Each party agrees to exchange facsimile numbers with the other and if such number shall be changed, to inform the other in writing of the new number. All telecopier notices shall be confirmed by a standard confirmatory notice given as provided above, but the date said notice takes effect will be 24 hours after the time of transmission of the facsimile notice.

XIV.     TERMINATION

         14.1 Unless sooner terminated or cancelled in accordance with this Agreement, this Agreement shall terminate upon receipt and approval of the final report required in paragraph 5.1 above, which approval shall not be unreasonably withheld.




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         14.2 In the event that either party shall determine that in its opinion the other is breaching the Agreement or otherwise violating the terms thereof, a written notice shall be forwarded to the allegedly breaching party setting forth in detail the manner or manners in which such breach is occurring and the party receiving notice shall have forty-five (45) days in which to cure said breach and to notify in writing to the complaining party that said breach has been cured. If such notice of cure is not sent or, if sent, the complaining party is dissatisfied with the nature of the cure, then the termination or cancellation shall take effect thirty (30) days after the allegedly breaching party received written notice from the other party of such breach.

         14.3 The termination of this agreement for any reason shall not relieve the parties of any obligations that shall have accrued prior to such termination.

         IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.



                                   /s/ Shalom Z. Hirschman, M.D., President
                                   ----------------------------------------
                                   Advanced Viral Research Corporation


                                   /s/ Alf Fischbein, M.D., Director
                                   ----------------------------------------
                                   The Selikoff Center





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                         UNDERTAKING OF CONFIDENTIALITY

         The undersigned having read the Agreement between the Selikoff Center and Advanced Viral Research Corp. of April 2 2001 does hereby agree to be bound by the requirements of confidentiality set forth in said Agreement and hereby submits itself to the jurisdiction of any court or body of arbitration for any dispute involving me arising out of said Agreement or this undertaking.

                                   THE SELIKOFF CENTER



                                   /s/ Alf Fischbein, M.D., Director
                                   ----------------------------------------












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